PREFERRED STOCK EXCHANGE AGREEMENT

This Preferred Stock Exchange Agreement (the "Agreement") is entered into as of March 14, 2019 (the "Effective Date") by and between **12 RETECH CORPORATION**, a Nevada corporation (the "Company"), and **OASIS CAPITAL, LLC**, a Puerto Rico limited liability company ("Oasis"), with reference to the following facts:

RECITALS

WHEREAS, Oasis is the holder of 284,175 shares of the Company's Series D-1 Convertible Preferred Stock ("Series D-1 Preferred") governed by that certain Certificate of Designations of Series D-1 Convertible Preferred Stock (the "Series D-1 Certificate") which Series D-1 Preferred were originally issued as commitment shares in connection with an Equity Purchase Agreement (the "Equity Purchase Agreement") whereby Oasis committed to purchase up to $12,000,000 of the Company's common stock (the "Commitment Shares");

WHEREAS, the Company has authorized a series of convertible preferred stock of the Company designated as Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred"), the terms of which are set forth in the certificate of designations, preferences and rights for such series of preferred stock (the "Series D-2 Certificate") in the form attached hereto as Exhibit A;

WHEREAS, the Company desires to issue to Oasis, and Oasis desires to accept from the Company 346,425 shares of the Company's Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred") in exchange for all of the shares of Series D-1 Preferred held by Oasis; and

WHEREAS, the Company believes that it is in the best interests of its stockholders and the Company to exchange the Series D-1 Preferred for the Series D-2 Preferred on the terms set forth herein.

NOW THEREFORE, for and in consideration of the covenants set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. **Exchange of Preferred Stock**.

a. Authorization. As of the Closing (as defined below) the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 346,425 shares of Series D-2 Preferred having the rights, preferences, privileges and restrictions set forth in the Series D-2 Certificate.

b. Agreement to Exchange Shares. The Company agrees to issue to Oasis at the Closing, and Oasis agrees to receive from the Company at the Closing, 346,425 shares of Series D-2 Preferred in exchange for 284,175 shares of Series D-1 Preferred and upon the terms and conditions set forth in this Agreement.

c. Waiver of Defaults; Series D-1 Replaced and Superseded. Oasis hereby acknowledges and agrees that in connection with its surrender and exchange of the Series D-1 Preferred and effective upon its receipt of the Series D-2 Preferred it waives any and all existing Events of Default (as defined in the Series D-1 Certificate or the Equity Purchase Agreement) that have occurred as of the Effective

Date (solely as it relates to the Series D-1 Preferred). Oasis hereby further acknowledges and agrees that, effective upon its receipt of the Series D-2 Preferred, the Company shall have no further obligations or liabilities with respect to the Series D-1 Preferred and that such obligations shall be immediately deemed satisfied in full and terminated in its entirety and shall be replaced and superseded by the obligations set forth in the Series D-2 Certificate.

2. Closing.

a. The exchange of the Series D-1 Preferred for the Series D-2 Preferred will take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and Oasis mutually agree upon, orally or in writing (which time and place are hereafter referred to in this Agreement as the "Closing"). At or promptly following the Closing, the Company will deliver to Oasis a certificate, or evidence of issuance to book entry satisfactory to Oasis, representing the Series D-2 Preferred that Oasis has agreed to accept hereunder.

b. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to effect the transaction as set forth in this Agreement.

3. Valid Issuance; Indemnification.

The Company represents and warrants that upon their issuance, the Series D-2 Preferred and the common stock into which they are convertible, are and will be duly authorized, validly issued, fully paid, and non-assessable, free and clear of all liens imposed by the Company, other than restrictions on transfer provided for under the Securities Act. Each of the Company and its affiliates (an "Indemnifying Party") agrees to indemnify and hold harmless Oasis along with its officers, directors, employees, and authorized agents and representatives, and each person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an "Indemnified Party") from and against any and all Damages, joint or several, and any and all actions in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement or the Series D-2 Certificate, or (ii) any violation, non-compliance or alleged violation or non-compliance by the Company of the Securities Act, the Exchange Act, any state securities or corporate laws or any rule or regulation under the Securities Act, the Exchange Act or any state securities or corporate laws, as such Damages are incurred. "Damages" shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

4. General Provisions.

a. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

b. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas without regard to the principles of conflicts of law (whether of the State of Kansas or any other jurisdiction).

c. Arbitration. Any disputes, claims, or controversies arising out of or relating to this Agreement, or the transactions, contemplated thereby, or the breach, termination, enforcement,

interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service ("JAMS"), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance with the "strike and rank" methodology set forth in Rule 15. Either party to this Agreement may, without waiving any remedy under this Agreement, seek from any federal or state court sitting in the State of Kansas any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be paid by and be the sole responsibility of the Company, including but not limited to the Oasis's attorneys' fees and each arbitrator's fees. The arbitrators' decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators' decision and award will be made and delivered as soon as reasonably possibly and in any case within sixty (60) days' following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

d. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

f. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by e-mail at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company, to:

12 RETECH CORPORATION
[redacted]

With a copy (which shall not constitute notice) to:

[redacted]

If to Oasis, to:

OASIS CAPITAL, LLC

[redacted]

With a copy (which shall not constitute notice) to:

[redacted]

g. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Oasis.

h. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

i. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

j. Further Assurances. From and after the date of this Agreement, upon the request of Oasis or the Company, the Company and the Oasis shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Preferred Stock Exchange Agreement to be duly executed as of the Effective Date.

COMPANY:

12 RETECH CORPORATION

[redacted]

OASIS:

OASIS CAPITAL, LLC

[redacted]

303107967 v2 0441463.00007

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Preferred Stock Exchange Agreement to be duly executed as of the Effective Date.

<u>COMPANY</u>:

12 RETECH CORPORATION

[redacted]

<u>OASIS</u>:

OASIS CAPITAL, LLC

[redacted]